UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2021

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

100 Overlook Center, Suite 102 Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 375-2227

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	SONN	The Nasdaq Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2021, Sonnet BioTherapeutics Holdings, Inc. (the “Company”) entered into an At-the-Market Sales Agreement (the “Sales Agreement”) with BTIG, LLC (“BTIG”), pursuant to which the Company may offer and sell, from time to time, through BTIG, as sales agent and/or principal, shares of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $15,875,000 (“Shares”), subject to certain limitations on the amount of Common Stock that may be offered and sold by the Company set forth in the Sales Agreement. The Company is not obligated to make any sales of Shares under the Sales Agreement and any determination by the Company to do so will be dependent, among other things, on market conditions and the Company’s capital raising needs. If the Company determines to sell Shares directly to BTIG, as principal (each such transaction, a “Principal Transaction”), the Company and BTIG will enter into a separate agreement that governs such Principal Transaction.

Offers and sales of Shares by the Company under the Sales Agreement, if any, will be made through a prospectus supplement, dated February 5, 2021 (the “ATM Prospectus Supplement”), to the prospectus forming a part of the Company’s shelf registration statement on Form S-3 filed by the Company with Securities and Exchange Commission (the “SEC”) on December 17, 2020 (the “Registration Statement”) and declared effective by the SEC on December 29, 2020.

Sales of the Shares, if any, made under the ATM Prospectus Supplement may be made in negotiated transactions, which may include block trades, or by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the Nasdaq Capital Market or sales made to or through a market maker other than on an exchange. Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, BTIG will use commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of the Nasdaq Capital Market, to sell the Shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. BTIG is not obligated to purchase any Shares on a principal basis pursuant to the Sales Agreement.

The Company will pay BTIG commissions for its services in acting as agent in the sale of Shares pursuant to the Sales Agreement. BTIG will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of Shares pursuant to the Sales Agreement. The Company has agreed to provide BTIG and BTIG Affiliates (as defined in the Sales Agreement) with customary indemnification and contribution rights, including for liabilities under the Securities Act. The Company also will reimburse BTIG for certain specified expenses in connection with entering into the Sales Agreement up to $65,000, and certain specified expenses on a quarterly basis not to exceed $7,500. The Sales Agreement contains customary representations and warranties and conditions to the placements of the Shares pursuant thereto, obligations to sell Shares under the Sales Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement and other customary closing conditions. The Sales Agreement will terminate upon the earlier of (i) the sale of all Shares subject to the Sales Agreement and (ii) termination of the Sales Agreement as permitted therein. The Company may terminate the Sales Agreement in its sole discretion at any time by giving 10 days’ prior notice to BTIG. BTIG may terminate the Sales Agreement under the circumstances specified in the Sales Agreement and in its sole discretion at any time by giving 10 days’ prior notice to the Company.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement. A copy of the Sales Agreement is attached hereto as Exhibit 1.01.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 1.02. Termination of a Material Definitive Agreement

On February 4, 2021 the Company terminated its Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”), dated August 6, 2019 and as amended on September 25, 2019 and February 7, 2020 (the “Purchase Agreement”). Pursuant to the GEM Agreement, GEM agreed to purchase up to $20.0 million (“Aggregate Limit”) of the Company’s common stock. No common stock has been issued to date under the GEM Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are being furnished with this report:

Exhibit No.	Description

1.1	At-The-Market Sales Agreement, dated February [5], 2020, between the Company and BTIG.
5.1	Opinion of Lowenstein Sandler LLP.
23.1	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: February 5, 2021	By:	/s/ Pankaj Mohan, Ph.D.
	Name:	Pankaj Mohan, Ph.D.
	Title:	Chief Executive Officer

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